Exhibit 10.9

Execution Version

ASSET SALE AGREEMENT

This Asset Sale Agreement (the "Agreement') is entered into by and among WBI Energy Midstream, LLC, a Colorado limited liability company ("Seller") and Blue Dolphin Pipe Line Company, a Delaware corporation ("Buyer") on this 5th day of February, 2014, provided that the effective date of the transactions contemplated in this Agreement shall be October 31, 2013 (the "Effective Date").

RECITALS

A.           Buyer owns an 83.3% undivided beneficial interest in the herein described
Pipeline Assets and is the 100% record owner and operator of the Pipeline Assets. Seller owns the remaining 16.7% undivided beneficial interest in the Pipeline Assets.

B.           The "Pipeline Assets" consist of:

(i)
A pipeline system (the "Blue Dolphin Pipeline") which includes: (A) a junction platform in Galveston Area Block 288 offshore; (B) an approximately 193 acre surface tract of land and facilities located thereon in Brazoria County, Texas near Freeport, Texas (the "Freeport Plant"); and (C) approximately 38 miles of 20-inch oil and natural gas pipeline running from GA 288 to the Freeport Plant where the pipeline comes ashore;

(ii)
A pipeline system (the "GA 350 Pipeline") which includes approximately 13 miles of 8-inch oil and natural gas pipeline extending from Galveston Area Block 350 to a termination point located in Galveston Area Block 391;

(iii)	An inactive pipeline system (the "Omega Pipeline") which originates in the High Island Area, East Addition Block A173 and extends to West Cameron Block 342; and

(iv)
Miscellaneous contracts, easements, rights of way, equipment and other tangible and intangible assets used, or held for use, in connection the ownership and operation of the Blue Dolphin Pipeline, the GA 350 Pipeline and the Omega Pipeline, all as more particularly described herein.

C.           Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of

Seller's right, title and interest in and to the Pipeline Assets on the terms and conditions herein set forth. For the avoidance of doubt, the parties acknowledge and agree that it is the parties' intent that Seller sell and convey to Buyer any and all right, title and interest, beneficial or otherwise, Seller has in the assets that are held or operated by Blue Dolphin Pipe Line Company.

NOW THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PIPELINE ASSETS PURCHASED AND SOLD; LIABILITIES ASSUMED.

1.1           Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and accept from Seller, on the terms and conditions set forth in this Agreement, all of Seller's right, title and interest in and to the Pipeline Assets, such Pipeline Assets being more particularly described on the attached Schedule A. For the avoidance of doubt, Seller's interest in the Pipeline Assets sold and purchased by Buyer hereunder shall also include all right, title and interest of Seller under that certain Master Easement Agreement dated December 11, 2013, by and between Buyer and FLNG LAND II, LLC a Delaware limited liability company and any and all payments made or to be made thereunder to which Seller is entitled.

1.2           Seller agrees to pay Buyer One Hundred Thousand and 00/100 dollars

($100,000.00), and, in exchange, Buyer hereby assumes and agrees to duly and timely pay and discharge any and all liabilities and duly and timely perform any and all obligations arising out of or otherwise related to the Pipeline Assets, whether existing as of Effective Date or thereafter arising, whether known or unknown, fixed or contingent, liquidated or unliquidated including, without limitation, all outstanding invoices payable by Seller to Buyer or to any third parties.

1.3           Subject to the terms set forth in Section 3, Seller further agrees to pay Eight

Hundred Fifty Thousand and 00/100 dollars ($850,000.00) to a bonding company or companies satisfactory to the Bureau of Ocean Energy Management (the "BOEM") to satisfy a demand by the BOEM to post one or more supplemental bonds for the decommissioning and abandonment of all, or a portion of, the Pipeline Assets (the "Supplemental Bond Payment"). The Supplemental Bond Payment(s) shall be made by Seller directly to the bonding company or companies providing such supplemental bond(s) upon being provided evidence reasonably satisfactory to Seller that the supplemental bond(s) will be promptly issued by the bonding company or companies upon receipt of the Supplemental Bond Payment(s).

2. PURCHASE PRICE. In addition to the other consideration included herein, the purchase price for the Pipeline Assets is One Dollar ($1.00) (the "Purchase Price").

3. COVENANTS OF BUYER. Buyer covenants and agrees as follows:

3.1           use the Supplemental Bond Payment solely to obtain a supplemental bond(s)

which has been formally requested by the BOEM and to maintain the supplemental(s) bond until such time as such bond is no longer required by the BOEM to be posted;

3.2           conduct all operations for removal or abandonment of Pipeline Assets in a good and workman-like manner and in compliance with all then applicable laws and regulations; and

3.3           duly and timely pay, or cause to be paid, all invoices of vendors, suppliers and others providing goods and services in connection with the removal or abandonment of the Pipeline Assets, except for specific invoices that are being disputed by Buyer in good faith by appropriate proceedings.

4.	TERMINATION OF CERTAIN AGREEMENTS RELATING TO THE PIPELINE ASSETS.

4.1           Buyer and Seller hereby mutually terminate the following agreements, in each case effective as of the Effective Date: (a) that certain Amended and Restated Operating Agreement dated March 1, 1999 (the "1999 Operating Agreement"), and (b) that certain Amendment and Merger of Operating Agreements dated January 1, 2002 (the "Amended Operating Agreement", and together with the 1999 Operating Agreement, the "Operating Agreements").

4.2           Buyer and Seller hereby mutually terminate that certain partnership for federal income tax purposes formed pursuant to Exhibit 15.02 to the Operating Agreement, effective as of the Effective Date.
5.	SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as follows:

5.1           Corporate Existence. Seller is now a limited liability company duly organized and validly existing under the laws of the state of Colorado and is duly qualified to do business in, and is in good standing under the laws of the State of Texas.

5.2           Authorization. The execution, delivery, and performance of this Agreement is duly authorized by all necessary action by the board of managers of Seller and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

5.3           No Warranty of Title; Liens Granted by Seller. Seller makes no warranty of title, either express or implied, in connection with the sale of the Pipeline Assets. Buyer is solely responsible for assuring itself of the adequacy of Seller's title, and will have no recourse against Seller in the event of any failure in title. The Seller's interest in the Pipeline Assets is free and clear of liens specifically and consensually granted by Seller. Seller makes no representations regarding the existence or absence of liens on the Pipeline Assets granted or incurred by others, including, without limitation, liens granted or incurred by action or inaction of Buyer as operator of the Pipeline Assets.

5.4           Brokers and Finders. Seller has not employed any broker or finder in connection with the transaction contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

5.5           Transfer Not Subject to Encumbrances or Third-Party Approval. To the best of Seller's knowledge, the execution and delivery of this Agreement by Seller and the consummation of the contemplated transaction, will not result in the creation or imposition of any valid lien, charge, or encumbrance on Seller's interest in the Pipeline Assets, and will not require the authorization, consent, or approval of any non-governmental third party.

5.6           Disclaimer of Other Representations and Warranties. SELLER IS SELLING ITS INTEREST IN THE PIPELINE ASSETS "AS IS, WHERE IS" WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. IN PARTICULAR, NEITHER SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES, OR ADVISORS HAVE MADE, OR SHALL BE DEEMD TO HAVE MADE, TO BUYER ANY REPRESENTATION OR WARRANTY REGARDING THE PIPELINE ASSETS, EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTIUCLAR PURPOSE AND ANY EXPRESS OF IMPLIED WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF HAZARADOUS SUBSTANCES, WASTES, OR MATERIALS INTO THE ENVIRONMENT, THE PRO 1ECTION OF THE ENVIRONMENT OR HEALTH, OR THE ENVIRONMENTAL CONDITION OF THE PIPELINE ASSETS.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYER. Buyer represents, warrants, and covenants as follows:

6.1Corporate Existence. Buyer is a corporation duly organized and validly existing under the laws of the state of Delaware and is duly qualified to do business in, and is in good standing under the laws of the State of Texas. Buyer has all requisite power and authority to enter into this Agreement and perform its obligations hereunder pursuant to Buyer's articles of incorporation and bylaws.

6.2Authorization. The execution, delivery, and performance of this Agreement and all related agreements being executed as part of this transaction have been duly authorized and approved by the board of directors of Buyer, and this Agreement constitutes a valid and binding Agreement of Buyer in accordance with its terms.

 6.3Brokers and Finders. Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

 6.4Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation, and ownership of pipelines and other facilities such as the Pipeline Assets. In making its decision to enter into this Agreement and to consummate the contemplated transaction, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Pipeline Assets and has satisfied itself as to the physical condition and the environmental condition of the Pipeline Assets.

6.5Reliance. Buyer acknowledges and agrees that it is entitled to rely only on the express representations and warranties of Seller set forth in this Agreement. Buyer may not rely on any other representations or warranties of Seller.

7.	INDEMNIFICATION; SURVIVAL AND RELEASE.

7.1Seller's Indemnification. Seller agrees to defend, indemnify and hold Buyer, its successors, assigns, affiliates, officers, and employees harmless from and against any and all damages resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement.

7.2           Buyer's Indemnification. Buyer agrees to release, defend, indemnify and hold Seller, its successors, assigns, affiliates, officers, and employees harmless from and against:

7.2.1 Any and all claims, liabilities, and obligations of every kind and description, fixed, contingent or otherwise, arising out of or related to the Pipeline Assets including but not limited to the Freeport Plant and any abandonment and decommissioning liabilities, whether existing on or arising after the Effective Date.

7.2.2 Any and all damages resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

7.3           Buyers Release of All Claims. Buyer does hereby release and forever discharge Seller, as well as its respective officers, directors, shareholders, partners, subsidiaries, affiliates, employees, representatives, agents, attorneys, consultants, successors, and assigns from all theories of recovery of whatever nature, arising on or before the Closing Date, whether presently known or unknown, recognized by the law of any jurisdiction, including but not limited to actions, causes of action, demands, liabilities, suits, administrative proceedings, payments, charges, obligations, and judgments, whether arising in contract or in tort, at law or in equity, or under any theory of liability including any theory of strict liability, trespass, nuisance, breach of duty, fraud, negligent misrepresentation, common law or statutory negligence, property damage, breach of contract, violations of the accommodation doctrine, conspiracy, quantum meruit, mental anguish, gross negligence, exemplary damages, intentional acts or omissions, or violation of any statutory duty under State or Federal law, arising out of, relating to, or concerning the Pipeline Assets or the Parties' acts or omissions which pertain in any way to the Pipeline Assets. Notwithstanding anything stated herein to the contrary, it is understood and agreed that this release does not include or affect any claim for breach of this Agreement.

7.4           Seller's Release of All Claims. Seller does hereby release and forever discharge Buyer, as well as its respective officers, directors, shareholders, partners, subsidiaries, affiliates, employees, representatives, agents, attorneys, consultants, successors, and assigns from all theories of recovery of whatever nature, arising on or before the Closing Date, whether presently known or unknown, recognized by the law of any jurisdiction, including but not limited to actions, causes of action, demands, liabilities, suits, administrative proceedings, payments, charges, obligations, and judgments, whether arising in contract or in tort, at law or in equity, or under any theory of liability including any theory of strict liability, trespass, nuisance, breach of duty, fraud, negligent misrepresentation, common law or statutory negligence, property damage, breach of contract, violations of the accommodation doctrine, conspiracy, quantum meruit, mental anguish, gross negligence, exemplary damages, intentional acts or omissions, or violation of any statutory duty under State or Federal law, arising out of, relating to, or concerning the Pipeline Assets or the Parties' acts or omissions which pertain in any way to the Pipeline Assets. Notwithstanding anything stated herein to the contrary, it is understood and agreed that this release does not include or affect any claim for breach of this Agreement.

7.5           Survival of Representations, Warranties, and Covenants. All representations, warranties, and covenants made in this Agreement shall survive the closing of this Agreement. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall promptly give written notice thereof to all other parties to this Agreement.

8. CLOSING AND TERMINATION OF OBLIGATIONS.

8.1           Time. This Agreement is being entered into and closed (the "Closing") on the date first above written (the "Closing Date") provided that the Effective Date shall be October 31, 2013.

8.2           Obligations of Seller at the Closing. At the Closing, Seller shall deliver to Buyer (i) One Hundred Thousand and 00/100 ($100,000.00), (ii) a Quitclaim Deed and Bill of Sale conveying the Pipeline Assets to Buyer in form and substance satisfactory to both Buyer and Seller, and (iii) the Supplemental Bond Payment.

8.3           Obligations of Buyer at the Closing. At the Closing, Buyer shall pay the Purchase Price to Seller.

8.4           Survival of Obligations. Except for the obligations of Seller and Buyer contained in Section 8.2 and 8.3 above, all obligations of Seller and Buyer in this Agreement shall survive Closing and remain in full force and effect.

8.4.1 Notwithstanding the foregoing, the obligations of Seller to Buyer under Section 1.3 shall terminate immediately and without further action by Buyer or Seller upon the breach of this Agreement by Buyer; provided, however, that if such breach is capable of being cured, such termination by Seller shall not become effective until the thirtieth (30th) day after Seller gives Buyer notice of such breach and if such breach is not fully cured within such thirty (30) day period;

9. MISCELLANEOUS.

9.1           Expenses. Except as otherwise expressly provided herein, each party to this

Agreement shall each pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel, and accountants) incurred in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

9.2           Recitals, Schedules, and Exhibits. The Recitals, Schedules and Exhibits to this

Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

9.3           Successors and Assigns. No party to this Agreement may assign any of its rights hereunder without the prior written consent of the other parties, or delegate any of its responsibilities.

9.4           Waiver. No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in a writing signed by all then existing or surviving parties hereto, stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement whether of a similar or dissimilar nature.

9.5           Entire Agreement. This Agreement (together with the Exhibits attached hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Buyer, or any of its subsidiaries or affiliates, or Seller (or by any member, director, officer, employee, shareholder, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between the parties and there are no agreements or commitments except as expressly set forth herein.

9.6           Further Assurances. Each of the parties hereto agrees to execute all further documents and instruments and to take or to cause to be taken all reasonable actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

9.7           Notices. All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service or facsimile transmission (with receipt confirmed). Notices shall be sent to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

If to Seller:

WBI Energy Midstream, LLC
1250 West Century Ave. Bismarck, ND 58503
Attention: General Counsel

If to Buyer:

Blue Dolphin Pipe Line Company
801 Travis, Suite 2100

Houston, TX 77002
Attention: Jonathan Carroll,

Chief Executive Officer

9.8           Amendments, Supplements, Etc. This Agreement may be amended or modified only by a written instrument executed by all then existing or surviving parties hereto which states specifically that it is intended to amend or modify this Agreement.

9.9           Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible but still be legal, valid and enforceable.

9.10 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the state of Texas, without giving effect to the conflicts of laws principles thereof.

9.11 Execution in Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

9.12 Attorney Fees. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, including expert witness fees, to resolve the dispute and to enforce the final judgment.

[Signatures on following page]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth above.

SELLER:		BUYER:

WBI ENERGY MIDSTREAM, LLC		BLUE DOLPHIN PIPE LINE COMPANY

By:	/s/STEVEN L. BIETZ	By:	/s/JONATHAN P. CARROLL
Name:	Steven L. Bietz	Name:	Jonathan P. Carroll
Title:	President & CEO		Chief Executive Officer

[Signature Page to Asset Sale Agreement by and between

WBI Energy Midstream, LLC as Seller and Blue Dolphin Pipe Line Company as Buyer]

SCHEDULE A

PIPELINE ASSETS

BLUE DOLPHIN PIPELINE

(a)	Easements, Permits, and Rights-of-Way (as described below)

(b)
Pipeline Systems. All pipeline systems on or within the below-described easements and permits, and all improvements, fixtures, equipment, personal property and appurtenances therein and thereon that are used or held for use in connection therewith.

EASEMENT/PERMIT	DATE	GRANTOR

BLUE DOLPHIN 20" PIPELINE

1. ROW decision OCS-G 1381	5/24/1965	Bureau of Land Management

2. Permit No. 6548	7/15/1965	U.S. Army Corps of Engineers

3. Renewal of Easement	6/2/1995	State of Texas

Being more particularly described in instrument No. ME 85-091 recorded under clerk's file number 95022366 of the Deed Records of Brazoria County, Texas

4. Permit	5/24/1965	Brazoria Granting permission for pipeline under and across Surfside Beach to a Tract 214

5. Easement	12/6/1965	Shell Oil Company

Being more particularly described in instrument recorded in Volume 929, Page 816 of the Deed Records of Brazoria County, Texas

6. (a) Permit	8/23/1965	Brazoria County

Granting permission for a pipeline under and across and County Road Numbers 257, 756, 690, and 229

(b) Easement	3/6/1972	Dow Chemical Company

Being more particularly described in instrument recorded in Volume 1129, Page 531 of the Deed Records of Brazoria County, Texas

7. Permit No. 6588	7/28/1965	U.S. Army Corps of Engineers

8. Permit	8/23/1965	Brazoria County

Granting permission for a pipeline under and across County Road Numbers 257, 756, 690, and 229

9. Permit No. 6614	8/27/1965	U.S. Army Corps of Engineers

10. Easement	8/24/1985	State of Texas

Being more particularly described in instrument No. ME 85-128 recorded in Volume (86)244, Page 964 of the Deed Records of Brazoria County, Texas

11. Permit No. 6615	8/30/1965	U.S. Army Corps of Engineers

12. Easement	8/24/1985	State of Texas

Being more particularly described in instrument No. ME 85-126 recorded in Volume (86)244, Page 958 of the Deed Records of Brazoria County, Texas

13. Easement	8/30/1965	Velasco Drainage

Being more particularly described in instrument recorded in Volume 927, Page 680 of the Deed Records of Brazoria County, Texas

BLUE DOLPHIN PIPELINE CO. 16" PIPELINE

1. Cathodic Protection Easement	6/24/1966	Shell Oil Company

2. Easement	12/6/1965	Shell Oil Company

Being more particularly described in instrument recorded in Volume 929, Page 816 of the Deed Records of Brazoria County, Texas

3. Permit No. 65-3358	8/19/1965	Texas Highway Dept.

4. Permit No. 6613	8/30/1965	U.S. Army Corps of Engineers

5. Easement	8/24/1985	State of Texas

Being more particularly described in instrument No. ME 85-131 recorded in Volume (86)247, Page 828 of the Deed Records of Brazoria County, Texas

6. Easement	8/30/1965	Velasco Drainage

Being more particularly described in instrument recorded in Volume 927, Page 680 of the Deed Records of Brazoria County, Texas

7. Easement "A"	9/21/1965	Dow Chemical Co.

Being more particularly described in instrument recorded in Volume 925, Page 252 of the Deed Records of Brazoria County, Texas as amended by instrument filed for record in the Deed Records of Brazoria County, Texas under Volume 1006, Page 744 and Partial Release under File No. 92-40472.

8. (a) Permit	8/23/1965	Brazoria County

Granting permission for a pipeline under and across County Road Numbers 257, 756, 690, and 229

(b) Easement	3/6/1972	Down Chemical Company

Being more particularly described in instrument recorded in Volume 1129, Page 531 of the Deed Records of Brazoria County, Texas

BLUE DOLPHIN 6 - 5 / 8" NORTH LATERAL PIPELINE (NGPL)

1. ROW decision OCS-G 4350	9/18/1980	Bureau of Land Management

From 03/17/2006 application filed, it is now under OCS-026981

2. Easement	9/3/1990	State of Texas

Being more particularly described in instrument No. ME 80-0204 recorded under clerk's file number 9042112 of the Deed Records of Brazoria County, Texas

3. Permit Application No. 14500	8/1/1980	U.S. Army Corps of Engineers

BLUE DOLPHIN 6 - 5 / 8" EAST LATERAL PIPELINE (Cockrell)

1. ROW decision OCSG 12688	10/12/1990	Minerals Management Service

BLUE DOLPHIN 4 - 1 / 2" SOUTH LATERAL PIPELINE (Kerr-McGee)

1. ROW decision OCS-G 8543	9/25/1986	Minerals Management Service (Koch)

BLUE DOLPHIN 8 - 5 / 8" LATERAL PIPELINE

1. ROW decision OCS - 13220	9/4/1991	Minerals Management Service BLUE

2. Permit Application No. 19391	8/26/1991	U.S. Army Corps of Engineers (Burlington)

BLUE DOLPHIN 8" SOUTH LATERAL PIPELINE

1. ROW decision OCS-G 8606	3/5/1987	Minerals Management Service

BLUE DOLPHIN 6 - 5 / 8" NORTH LATERAL PIPELINE (Coastal)

1. ROW decision OCS-G 1381-A	7/1/1976	Minerals Management Service

2. Permit Application No. 11166	3/30/1976	U.S. Army Corps of Engineers

BLUE DOLPHIN 8" PIPELINE (Houston Pipe Line Company)

1. Memorandum of Easement	6/20/1996	State of Texas

Being more particularly described in instrument No. ME 850197 recorded under clerk's file number 96028174 of the Deed Records of Brazoria County, Texas

2. Easement	3/11/1976	Alvin R. Martin

Being more particularly described in instrument recorded in Volume 1283, Page 699 of the Deed Records of Brazoria County, Texas. Insofar and only insofar as easement lies south of engineers station 378+59 on that Houston Pipeline Drawing No. HC-133603-H

3. Easement	3/18/1976	Sidney L. Martin

Being more particularly described in instrument recorded in Volume 1283, Page 695 of the Deed Records of Brazoria County, Texas. Insofar and only insofar as easement lies south of engineers station 378+59 on that Houston Pipeline Drawing No. HC-133603-H.

4. Easement	3/18/1976	Isabel Martin Seyfried

Being more particularly described in instrument recorded in Volume 1283, Page 697 of the Deed Records of Brazoria County, Texas, Insofar and only insofar as easement lies south of engineers station 378+59 on that Houston Pipeline Drawing No. HC-133603-H.

5. Permit	11/3/1975	Brazoria County

Granting permission to construct a pipeline under and across certain roads in Brazoria County, Texas (County Road 257).

OMEGA PIPELINE

(a)	Easements, Permits, and Rights-of-Way (as described below)
(b)
Pipeline Systems. All pipeline systems on or within the below-described easements and permits, and all improvements, fixtures, equipment, personal property and appurtenances therein and thereon that are used or held for use in connection therewith.

OMEGA 12 - 3 / 4" PIPELINE

1. ROW assignment OCS-G 19655	5/1/1997	Minerals Management Service (Formerly OCS-G 9327)

2. ROW decision OCS-G 9327	11/3/1987	Minerals Management Service

3. Permit No. 3473	2/14/1997	U.S. Army Corps of Engineers

4. ROW decision OCS-G 10098		Minerals Management Service

 PROPERTY DESCRIPTION

Tract 1
Lots 33, 34, 35, 36, 71, 72, 86, 87, 88, 89, 90. 91, 92, 148, 149, 150, 151 (less and except a 1.37741 acre tract more particularly described in a deed from O.T. Maxwell et ux recorded in Volume 917, Page 810 of the Deed Records of Brazoria County, Texas), 152, 153 and 214 of the Brazos Coast Investment Company Subdivision No. 1, in the B.T. Archer Leauge, Abstract 9, Brazoria County, Texas.

Tract 2
Lots 38 (less and except a 1.2 acre tract of land conveyed to the United States of America in instrument recorded in Volume 319, Page 55 of the Deed Records of Brazoria County, Texas), 47, 48 and 83 of the Brazos Coast Investment Company Subdivision No. 8, in the F.J. Calvit League, Abstract 51, Brazoria County, Texas.

Tract 5
A 6.769 acre tract of land being the sound half of Cone Island in the B.T. Archer Leauge, Abstract 9, Brazoria County, Texas.

Tract 6
A 57.082 acre tract of land out of the F.J. Calvit League, Abstract 51, Brazoria County, Texas.

RIGHT-OF-WAY EASEMENT
Right-of-Way easement No. ME 85-132 from the State of Texas to Shell Oil Company dated August 24, 1985, 30 feet in width, being 15 feet on either side of the lines as constructed, as same is set forth in instrument recorded in Volume (85)218, Page 55 of the Official Records of Brazoria County, Texas.

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